SPECIAL POWER OF ATTORNEY



I, Jimmie L. Balentine of San Diego, County of San Diego,
State of California, hereby appoint JAMES R. EDWARDS
(Senior Vice President, General Counsel and Secretary of
Cubic Corporation) and ANGELA L. HARTLEY (Assistant
Corporate Secretary, of 9333 Balboa Avenue, San Diego,
CA 92123, County of San Diego, as my attorneys-in-fact, either one to act individually in my capacity to do any and all of the following.

     Apply for an access code for me as a Section 16 filer to become an EDGAR filer.

     Complete, execute and submit any and all SEC
Forms 3, 4 and 5, concerning beneficial ownership of securities required to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 as if such acts were performed by me.

     Perform all other acts and do all other things necessary to be done in regard to such powers as fully as I could do if personally present.

I further grant to my attorneys-in-fact full authority to act in any manner, both proper and necessary to the exercise of the foregoing powers, and to ratify every act that he or she may lawfully perform in exercising those powers.

The rights, powers, and authority of my attorneys-in-fact to exercise any and all of the rights and powers herein granted shall commence and be in full force and effect on the 16th day of November, 2012, and shall remain in full force and effect until terminated by written notice.

Dated:  November 16, 2012



__/s/ Stephen O. Shewmaker__________
Name)